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Exhibit 23.8

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to the inclusion of our opinion letter dated December 15, 2004 to the board of directors of Noble Energy, Inc. (the "Company") attached as Annex B to the joint proxy statement/prospectus included as part of the Company's Registration Statement on Form S-4 (the "Prospectus") relating to the proposed merger involving the Company and Patina Oil & Gas Corporation and to the references to our firm in the Prospectus under the headings "Summary," "The Merger—Background of the Merger," "—Noble Energy's Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the Noble Energy Board of Directors" and "—Opinion of Noble Energy's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the registration statement under the meaning of the term "expert" as used in the Securities Act.

                        /s/ Thomas Miles
                        Thomas Miles
                        Vice President
                        J.P. MORGAN SECURITIES INC.

January 20, 2005

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  Exhibit 23.8
CONSENT OF J.P. MORGAN SECURITIES INC.